CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC.
Pooling and Servicing Agreement dated as of August 20, 2004, (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as
Depositor, GMAC Commercial Mortgage Corporation, as Servicer,
Wells Fargo Bank, N. A., as Trustee, LaSalle Bank N.A., as Paying Agent and
Lennar Partners, Inc., as Special Servicer
(JPMCC 2004-LN2)

The undersigned, Susan K Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.13 of the
Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2004 and of its performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects and there has been no default in the fulfillment of any such obligation throughout such period ended December 31, 2004; (iii)
the Company has received no notice regarding qualification, or challenging the status, of the Lower-Tier REMIC and Upper-Tier REMIC as a REMIC from the Internal Revenue
Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.
/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.